UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/14/2005

Technitrol, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05375

PA	23-1292472
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of Principal Executive Offices, Including Zip Code)

(215) 355-2900
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On September 8, 2005, Technitrol, Inc., through an indirectly wholly-owned subsidiary (the "Purchaser") completed its acquisition of LK Products Oy ("LK") pursuant to the Share Purchase Agreement dated as of August 8, 2005 (the "Purchase Agreement") by and among the Purchaser and Filtronic Plc and Filtronic Comtek Oy (collectively, the "Sellers"). The Purchaser paid the Sellers the initial purchase price under the Purchase Agreement of EUR 67,000,000 which is subject to certain adjustments and a contingent purchase price based on LK's revenues for the 12 months ended May 31, 2006.

The foregoing summary is not complete and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to Technitrol's Form 8-K filed on August 12, 2005. The Purchase Agreement is incorporated in this Item 2.01 by this reference.

Investors in Technitrol and other persons not parties to the Purchase Agreement should not rely on the representations and warranties made in the Purchase Agreement as statements of fact or as representing the current state of Technitrol's affairs, or for any other purpose. The representations and warranties (i) may have been made for the purpose of risk allocation or to provide the counterparty walk-away rights or other remedies, (ii) speak only as of the dates specified in the Purchase Agreement, and (iii) may be subject to important exceptions or limitations that were negotiated by the parties to the Purchase Agreement or that are contained in exhibits or schedules that were not filed with the Purchase Agreement.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. The financial statements required by Item 9.01(a) are not included with this report. Technitrol intends to file these financial statements by amendment not later than 71 calendar days after the date this Form 8-K was required to be filed.

(b) Pro Forma Financial Information. The pro forma financial information required under Item 9.01(b) is not included with this report. Technitrol intends to file this pro forma financial information by amendment no later than 71 calendar days after the date this Form 8-K was required to be filed.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Technitrol, Inc.

Date: September 14, 2005.	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer